Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-213508) of our report dated June 24, 2019 relating to the financial statements and financial statement schedule of the Johnson Controls Retirement Savings and Investment Plan which appears in this Form 11-K.

/s/ Wipfli LLP

Milwaukee, Wisconsin
June 24, 2019